PROFESSIONALLY MANAGED PORTFOLIOS

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 9TH day of August, 2011, to the Distribution Agreement, dated as of July 27, 2009, as amended March 8, 2010 (the "Agreement") is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its separate series listed on Exhibit A attached hereto (as amended from time to time), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add a fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED                        QUASAR DISTRIBUTORS, LLC
PORTFOLIOS

By: /s/ Eric Falkeis                                                 By: /s/ James R. Schoenike

Name: Eric Falkeis                                                   Name: James R. Schoenike

Title: President                                                         Title: President

Amended Exhibit A

to the

Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series
Winslow Green Growth Fund

Brown Advisory Growth Equity Fund
Brown Advisory Value Equity Fund
Brown Advisory Flexible Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Cardinal Small Companies Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Opportunity Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Tactical Bond Fund